Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2015 YEAR END RESULTS

PARK CITY, Utah, Nov 19, 2015/PRNewswire/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2015 fourth quarter ended September 30, 2015.  Net sales for the fiscal 2015 fourth quarter were $53.6 million, compared to $52.4 million for the same quarter of fiscal 2014.  For the fourth quarter of fiscal 2015, net income was $3.4 million, or $0.35 diluted earnings per share, compared to net income of $3.4 million, or $0.35 diluted earnings per share, for the same quarter of fiscal 2014.

Net sales for the fiscal year ended September 30, 2015 were $216.5 million, compared to $214.5 million for fiscal 2014.  For the fiscal year ended September 30, 2015, net income was $15.3 million, or $1.59 diluted earnings per share, compared to net income of $15.9 million, or $1.62 diluted earnings per share, for fiscal 2014.

In September 2015, the Company decided to implement an expanded brand consolidation plan in an effort to simplify its brand offerings, which should make marketing and sales activities more efficient and facilitate customer ordering.  As part of this plan, the Company determined, as of September 30, 2015, its indefinite-lived tradenames should be assigned finite useful lives.  In connection with this change and the Company’s annual impairment test, non-cash intangible asset impairment charges were recorded totaling $1.8 million ($1.1 million, net of tax, or $0.12 per diluted share), which are included in net income for the fourth quarter and fiscal year ended September 30, 2015.  Net income for the fourth quarter and fiscal year ended September 30, 2014  also included a non-cash intangible asset intangible asset impairment charge related to a tradename of $0.3 million ($0.2 million, net of tax, or $0.02 per diluted share).

Operating cash flow for the fiscal year ended September 30, 2015 was $25.0 million, compared to $20.0 million for fiscal 2014.  The operating cash flow for the fiscal year ended September 30, 2015, combined with existing cash, was primarily used to repay net borrowings of $11.5 million on the Company’s revolving credit facility and to invest $8.6 million in purchases of property, plant and equipment, $5.3 million in purchases of common stock for treasury and $1.3 million in acquisitions of natural product businesses.

Bill Gay, chairman and chief executive officer, commented, “Our fiscal 2015 fourth quarter showed solid improvements in net sales and Adjusted EBITDA.  Acquisitions completed in the last two fiscal years contributed to the net sales growth for fiscal 2015.  International net sales rebounded in the fourth quarter, although for the full fiscal year they still were $1.8 million less than fiscal 2014.  Operational synergies, cost reductions and automation had a positive impact in the fourth quarter.”

Mr. Gay stated, “Net income for the fourth quarter and fiscal year were slightly down primarily due to the $1.8 million non-cash expense relating to our expanded brand consolidation plan.  The consolidation of brands should provide for marketing and operational efficiencies.  Operating cash flows in fiscal 2015 enabled stock repurchases, debt reductions and investments in property and acquisitions for future growth.”

Mr. Gay continued, “In October 2015, we completed the acquisition of Dynamic Health, a liquid manufacturing business in Brooklyn, New York.  This acquisition expands our product offering of organic and nutritional juice concentrates. Dynamic Health’s 100 plus branded products are primarily sold through health food distributors and internet accounts.  Dynamic Health also sells private label products to domestic and international customers.  We are targeting integration of the Dynamic Health business into our Tulsa, Oklahoma manufacturing facility over the next 12-15 months. Dynamic Health’s net sales, which we anticipate will be over $15 million annually, should positively contribute to Adjusted EBITDA during fiscal 2016.”

According to Mr. Gay, “Management is committed to finding additional operational efficiencies in all areas of the company during fiscal 2016, including raw materials, labor and overhead. Management would like to thank our employees and stakeholders for their ongoing support of our long-term business strategy.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements.  We believe that the consolidation and integration of these acquired businesses provide ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We manufacture and sell nutritional supplements and other natural products under numerous brands, including Solaray®, KAL®, Nature’s Life®, LifeTime®, Natural Balance®, NaturalCare®, Health from the Sun®, Pioneer®, Nutra BioGenesis™, Life-flo®, Organix South®, Heritage Store® and Monarch Nutraceuticals™.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™, Cornucopia Community Market™ and Granola’s™.  We also own health food stores, which operate under various trade names, including Fresh Vitamins™ and Peachtree Natural Foods®.

We manufacture and/or distribute one of the broadest branded product lines in the industry, with approximately 7,500 SKUs, including approximately 750 SKUs exclusively sold internationally.  We believe that, as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as “believe,” “expects,” “plan,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements.  Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same including adverse determinations by regulators; (ii) unavailability of desirable acquisitions, inability to complete them or inability to integrate them; (iii) increased costs, including from increased raw material or energy prices; (iv) changes in general worldwide economic or political conditions; (v) adverse publicity or negative consumer perception regarding nutritional supplements; (vi) issues with obtaining raw materials of adequate quality or quantity; (vii) litigation and claims, including product liability, intellectual property and other types;  (viii) disruptions from or following acquisitions including the loss of customers; (ix) increased competition; (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel; (xi) the loss of key personnel or the inability to manage our operations efficiently; (xii) problems with information management systems, manufacturing efficiencies and operations, including system interruptions and security/cybersecurity breaches; (xiii) insurance coverage issues; (xiv) the volatility of the stock market generally and of our stock specifically; (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies; and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control.  Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	September 30,	September 30,
	2015	2014
Assets
Current assets, net	$86,215	$83,850
Property, plant and equipment, net	77,645	79,244
Goodwill	24,384	23,622
Other non-current assets, net	24,205	28,062
	$212,449	$214,778

Liabilities and Stockholders’ Equity
Current liabilities	$20,528	$21,709
Long-term liabilities	31,674	43,456
Stockholders’ equity	160,247	149,613
	$212,449	$214,778

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended September 30,		Twelve months ended September 30,
	2015	2014	2015	2014
Net sales	$53,649	$52,440	$216,479	$214,474
Cost of sales	26,962	26,509	110,255	108,169
Gross profit	26,687	25,931	106,224	106,305
Operating expenses
Selling, general and administrative	18,852	19,249	77,256	76,874
Amortization of intangible assets	680	727	2,869	2,667
Impairment of intangible assets	1,810	267	1,810	267
Income from operations	5,345	5,688	24,289	26,497
Interest and other expense, net	224	397	1,051	1,421
Income before provision for income taxes	5,121	5,291	23,238	25,076
Provision for income taxes	1,747	1,858	7,967	9,187

Net income	$3,374	$3,433	$15,271	$15,889

Net income per common share
Basic	$0.35	$0.35	$1.59	$1.62
Diluted	0.35	0.35	1.59	1.62

Weighted average common shares outstanding
Basic	9,519,598	9,690,673	9,588,838	9,792,276
Diluted	9,520,425	9,698,438	9,592,734	9,801,080

NUTRACEUTICAL INTERNATIONAL CORPORATION

ADJUSTED EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended September 30,		Twelve months ended September 30,
	2015	2014	2015	2014

Net income	$3,374	$3,433	$15,271	$15,889
Provision for income taxes	1,747	1,858	7,967	9,187
Interest and other expense, net (1)	224	397	1,051	1,421
Depreciation and amortization	3,063	3,111	12,765	11,468
Impairment of intangible assets (2)	1,810	267	1,810	267

Adjusted EBITDA	$10,218	$9,066	$38,864	$38,232

(1)         Includes amortization of deferred financing fees.

(2)         Non-cash intangible asset impairment charges of $1,810 related to certain tradenames were recorded for the three months and twelve months ended September 30, 2015. A non-cash intangible asset impairment charge of $267 related to a tradename was recorded for the three months and twelve months ended September 30, 2014.

Non-GAAP Financial Measures

Adjusted EBITDA (a non-GAAP measure) is defined in our performance measures as earnings before net interest and other expense, taxes, depreciation, amortization and goodwill and intangible asset impairments.  We believe that Adjusted EBITDA provides useful additional information to analysts, creditors, investment bankers and management regarding operating performance and debt covenant compliance.  Adjusted EBITDA has some inherent limitations in measuring operating performance due to the exclusion of certain financial elements such as depreciation and amortization and is not necessarily comparable to other similarly-titled captions of other companies due to potential inconsistencies in the method of calculation.  Furthermore, Adjusted EBITDA is not intended to be an alternative to net income in determining our operating performance in accordance with generally accepted accounting principles.